EXHIBIT 99.1

SYSCO                                                             [COMPANY LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation
1390 Enclave Parkway                                                NEWS RELEASE
Houston, Texas 77077-2099
(281) 584-1390                                  FOR MORE INFORMATION
                                                CONTACT:     John M. Palizza
                                                             Assistant Treasurer
                                                             (281) 584-1308

              SYSCO'S FIRST QUARTER DILUTED EPS RISE 9.4% TO $0.35
              ----------------------------------------------------

     HOUSTON--(BUSINESS  WIRE)--NOV.  1, 2004 -- SYSCO Corporation  (NYSE: SYY),
North America's leading foodservice marketer and distributor, today announced results for the first quarter of its fiscal year 2005 that ended Oct. 2, 2004.

FIRST  QUARTER  HIGHLIGHTS:
--------------------------
     o Diluted earnings per share rose 9.4% to $0.35 compared to $0.32 in the same period last year.
     o Net earnings climbed 8.2% to $225.9 million vs. $208.8 million in last year's first quarter.
     o Sales increased 5.6% to $7.5 billion versus $7.1 billion in the first quarter of fiscal 2004.
     o Acquisitions contributed 0.5% to sales and inflation was 5.9% during the first quarter.
     o Operating expenses as a percent of sales were 14.01%, a 35-basis point reduction in comparison to 14.36% in the same period last year.

     Richard J. Schnieders, SYSCO's chairman and chief executive officer, said, "The first quarter performance represents a terrific response by our associates to several strong and challenging factors, most notably the unprecedented weather impact from the four hurricanes they faced during the quarter. I am very grateful for their resolute and energetic efforts to help our customers succeed. In spite of repeated weather disruptions in the Southeast, rising fuel costs and food inflation, SYSCO's associates met and overcame these obstacles by maintaining the strong customer service focus that has made SYSCO the leader in foodservice distribution."

     Mr. Schnieders noted that of the 11 broadline operations in Florida and neighboring states that were affected by one or more of the four hurricanes that hit the southeastern United States, nine of those companies recorded first quarter sales that were greater than last year's first quarter sales. In addition, many of SYSCO's specialty distribution locations throughout that region also overcame the severe weather and contributed to SYSCO's strong first quarter results.

     "Our strategy of performing Business Reviews with targeted customers to help them add value to their business has clearly begun to produce tangible benefits and has been very successful in strengthening customer relationships," Mr. Schnieders continued. "SYSCO's Business Review professionals help customers lower operating costs and increase patron traffic by assisting in reengineering menus, assessing food costs, developing entree pricing strategies and implementing marketing concepts and various other business building tools that are available through our iCare program."

     Mr.   Schnieders  added  that  efforts  to  operate  more  efficiently  and effectively throughout the organization resulted in the company's 35 basis point reduction in operating expenses as a percent of sales.

     "We also recognize that to be the long-term, viable source to our customers regardless of factors such as weather, fuel costs or the inflationary pressures that affect their businesses, it is critical that we continue to reduce our cost structure and control expenses. By using better handling and routing methods we can offset rising food and fuel costs, which in turn allows us to deliver food to our customers more accurately and efficiently than our competition."

     Thomas E. Lankford, SYSCO's president and chief operating officer, added, "Our Northeast Redistribution Center in Front Royal, Va., is progressing according to plan. Approximately three months from today it will begin distributing product to the first of 14 broadline operating companies in that region. Expenditures for the National Supply Chain project were $19.7 million during the first quarter, $13.2 million of which was capitalized and the remainder of which was expensed. This brings total expenditures on the project to $235.8 million, of which $165.5 million has been capitalized.

                                     -more-

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

     "At the end of fiscal 2004 we advised that start-up expenses related to the Northeast Redistribution Center would have an estimated impact of $0.04 to $0.05 on earnings per share (EPS) during fiscal 2005. We remain confident that the EPS impact will be no greater than that amount during fiscal 2005. Furthermore, in fiscal 2006 we expect the incremental benefits of the project to offset any further incremental costs and for fiscal 2006 there should be no negative impact to EPS. In fact, there could be a slight - perhaps a half-cent - contribution to EPS in fiscal 2006."

     During the first quarter SYSCO's capital expenditures were approximately $99.9 million. It is anticipated that capital spending for fiscal 2005 will be in a range of $400 to $450 million, somewhat below the previously announced range of $450 to $500 million.

     "The revision primarily results from fleet utilization efficiencies achieved at our operating companies and it is also affected by project timing of facility expansions," said Mr. Lankford. "We continue to invest strategically in our growth initiatives in fiscal 2005. We are in the process of securing a location for our 15th broadline fold-out operation, which will service the growing demand in the eastern North Carolina market. We anticipate the facility will have approximately 300,000 square feet of freezer, cooler, dry goods and dock space and that it will be operational by the end of fiscal year 2006.

     "Foodservice is a dynamic and constantly evolving industry," concluded Mr. Lankford, "and SYSCO remains uniquely positioned to gain market share and assist foodservice operators in their efforts to grow business. The hallmark to SYSCO's successes has always been our remarkably talented associates, and we firmly believe that their ability to execute our growth strategies will continue to set us apart from the competition in both the near and long-term."

     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to approximately 400,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. SYSCO's operations, supported by 46,300 associates, are located throughout the United States and Canada and include broadline companies, specialty produce and custom-cut meat operations, Asian cuisine foodservice distributors, hotel supply operations and chain restaurant distribution subsidiaries. For more information about SYSCO visit the company's Internet home page at www.sysco.com. As previously announced, SYSCO's first quarter 2005 earnings conference call will be held at 10:00 a.m. EST on Monday, Nov. 1, 2004. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com under Investor Relations.

Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to gain market share, improve operating efficiencies, reduce its cost structure, control expenses and execute its growth strategies; capital expenditures and other future investments; the expected benefits of cost control; and the expected timing, cost and benefits, including the impact on earnings per share, of the national supply chain project and northeast redistribution center. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; the risk that higher costs due to inflation cannot be passed on to customers or that the current high levels of inflation do not return to historical levels; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management's allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 2004 as filed with the Securities and Exchange Commission.

                                    - more -

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


                                                    SYSCO CORPORATION
                                      CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)
                                           (In Thousands Except for Share Data)

                                                                      FOR THE 13-WEEK PERIOD ENDED
                                                               ------------------------------------------------
                                                                   OCT. 2, 2004              SEPT. 27, 2003
                                                               -------------------         --------------------
      Sales                                                     $     7,531,925              $        7,134,281
      Costs and expenses
          Cost of sales                                               6,094,931                       5,753,767
          Operating expenses                                          1,055,412                       1,024,336
          Interest expense                                               17,699                          18,631
          Other, net                                                     (1,969)                         (1,983)
                                                               -------------------         --------------------
      Total costs and expenses                                        7,166,073                       6,794,751
                                                               -------------------         --------------------
      Earnings before income taxes                                      365,852                         339,530
      Income taxes (38.25% in Q05; 38.50% in Q04)                       139,938                         130,719
                                                               -------------------         --------------------
      Net earnings                                              $       225,914              $          208,811
                                                               ===================         ====================
      Basic earnings per share                                  $          0.35              $             0.32
                                                               ===================         ====================
      Diluted earnings per share                                $          0.35              $             0.32
                                                               ===================         ====================
      Average shares outstanding                                    638,167,698                     645,862,376
      Diluted average shares outstanding                            650,779,334                     657,274,982
      ---------------------------------------------------------------------------------------------------------

       Comparative segment sales data for the first quarter of fiscal years 2005 and 2004 are summarized below.

      (Unaudited)                                                         FOR THE 13-WEEK PERIOD ENDED
                                                               ------------------------------------------------
         ($000)                                                    OCT. 2, 2004             SEPT. 27, 2003
                                                               -------------------         --------------------
      Sales
          Broadline                                             $     6,095,362              $        5,827,089
          SYGMA                                                         915,780                         824,563
          Other                                                         598,666                         561,460
          Intersegment Sales                                            (77,883)                        (78,831)
                                                               -------------------         --------------------
      Total Sales                                               $     7,531,925              $        7,134,281
                                                               ===================         ====================
      ---------------------------------------------------------------------------------------------------------


                        COMPARATIVE SUPPLEMENTAL STATISTICAL INFORMATION RELATED TO SALES (UNAUDITED)
                        -----------------------------------------------------------------------------
      Comparative  SYSCO Brand Sales and Marketing  Associate-Served  Sales data for the first quarter of fiscal years 2005 and 2004 are summarized below.

                                                                         FOR THE 13-WEEK PERIOD ENDED
                                                               ------------------------------------------------
                                                                  OCT. 2, 2004                SEPT. 27, 2003
                                                               -------------------         --------------------
      SYSCO Brand Sales as a % of                                      58.0%                       57.3%
         MA-Served Sales
      SYSCO Brand Sales as a % of
         Total Traditional Broadline Sales                             49.6%                       49.1%
         in the U.S.
      MA-Served Sales as a % of
         Total Traditional Broadline Sales                             54.5%                       54.9%
         in the U.S.
      ---------------------------------------------------------------------------------------------------------

                                    - more -


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


                                                      SYSCO CORPORATION
                                           CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                                        (In Thousands)
                                                                       OCT. 2, 2004            SEPT. 27, 2003
                                                                   -------------------         --------------------

    ASSETS
    Current assets
       Cash                                                          $        189,603            $        221,544
       Receivables                                                          2,247,088                   2,123,716
       Inventories                                                          1,457,180                   1,313,497
       Deferred taxes                                                          53,019                      53,983
       Prepaid expenses                                                        65,891                      63,433
                                                                   -------------------         --------------------
         Total current assets                                               4,012,781                   3,776,173

    Plant and equipment at cost, less depreciation                          2,196,550                   1,958,067

    Other assets
       Goodwill and intangibles                                             1,221,978                   1,156,358
       Restricted cash                                                        169,439                     125,877

       Prepaid pension cost                                                   307,549                           -

       Other                                                                  197,509                     197,719
                                                                   -------------------         --------------------
         Total other assets                                                 1,896,475                   1,479,954
                                                                   -------------------         --------------------
   Total assets                                                      $      8,105,806            $      7,214,194
                                                                   ===================         =====================


    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current liabilities
       Notes payable                                                 $         54,129            $         87,967
       Accounts payable                                                     1,710,066                   1,674,898

       Accrued expenses                                                       586,605                     628,296
       Accrued income taxes                                                   450,763                     351,826
       Deferred taxes                                                               -                           -
       Current maturities of long-term debt                                   368,780                      21,967
                                                                   -------------------         --------------------
        Total current liabilities                                           3,170,343                   2,764,954

    Other liabilities
       Long-term debt                                                       1,082,345                   1,195,282
       Deferred taxes                                                         836,298                     632,939
       Other long-term liabilities                                            254,914                     296,425
                                                                   -------------------         --------------------
         Total other liabilities                                            2,173,557                   2,124,646

    Contingencies
    Shareholders' equity
       Preferred stock                                                              -                           -
       Common stock, par $l per share                                         765,175                     765,175
       Paid-in capital                                                        354,910                     278,251
       Retained earnings                                                    4,102,437                   3,511,438
       Other comprehensive income (loss)                                       34,153                    (152,770)
       Treasury stock                                                      (2,494,769)                 (2,077,500)
                                                                   -------------------         --------------------
       Total shareholders' equity                                           2,761,906                   2,324,594
                                                                   -------------------         --------------------
    Total liabilities and shareholders' equity                       $      8,105,806            $      7,214,194
                                                                   ===================         =====================


                                    - more -

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


                                                 SYSCO CORPORATION
                                        CONSOLIDATED CASH FLOWS (UNAUDITED)
                                                  (In Thousands)
                                                                            FOR THE 13-WEEK PERIOD ENDED
                                                                   ------------------------------------------------
                                                                       OCT. 2, 2004            SEPT. 27, 2003
                                                                   -------------------         --------------------
Cash flows from operating activities:

  Net earnings                                                       $       225,914             $        208,811
  Add non-cash items:
      Depreciation and amortization                                           74,065                       69,679
      Deferred tax provision                                                 147,999                      128,924
      Provision for losses on receivables                                      7,498                        7,332
  Additional investment in certain assets and liabilities,
        net of effect of businesses acquired:
      (Increase) in receivables                                              (57,114)                    (110,285)
      (Increase) in inventories                                              (47,435)                     (77,681)
      (Increase) in prepaid expenses                                         (10,812)                     (11,056)
      (Decrease) increase in accounts payable                                (39,571)                      39,307
      (Decrease) in accrued expenses, other long-term
         liabilities and prepaid pension cost, net                          (163,578)                     (45,007)
      (Decrease) in accrued income taxes                                     (17,174)                      (9,968)
      Decrease (increase) in other assets                                        955                      (14,016)
                                                                   -------------------         --------------------
    Net cash provided by operating activities                                120,747                      186,040
                                                                   -------------------         --------------------
Cash flows from investing activities:
  Additions to plant and equipment                                           (99,905)                    (103,056)
  Proceeds from sales of plant and equipment                                   3,496                        1,283
  Acquisition of businesses, net of cash acquired                                (52)                     (31,640)
  Increase in restricted cash                                                   (113)                     (45,000)
                                                                   -------------------         --------------------
    Net cash used for investing activities                                   (96,574)                    (178,413)
                                                                   -------------------         --------------------
Cash flows from financing activities:
  Bank and commercial paper repayments                                       (19,705)                     (63,765)
  Other debt borrowings (repayments)                                          54,537                       (3,150)
  Common stock reissued from treasury                                         65,474                       55,428
  Treasury stock purchases                                                   (48,912)                     (39,764)
  Dividends paid                                                             (83,062)                     (71,257)
                                                                   -------------------         --------------------
    Net cash used for financing activities                                   (31,668)                    (122,508)
                                                                   -------------------         --------------------
Effect of exchange rate changes on cash                                       (2,608)                      (1,022)
                                                                   -------------------         --------------------
Net decrease in cash                                                         (10,103)                    (115,903)
Cash at beginning of period                                                  199,706                      337,447
                                                                   -------------------         --------------------
Cash at end of period                                                $       189,603             $        221,544
                                                                   ===================         ====================
Cash paid during the period for:
  Interest                                                           $        13,522             $         12,274
  Income taxes                                                                 5,423                       10,696

                                      # # #


CONTACT:   SYSCO Corporation, Houston
           John M. Palizza, 281-584-1308

SOURCE:    SYSCO Corporation


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